SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Marshall & Ilsley Corporation
(Name of Registrant as Specified In Its Charter)

N/A
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MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

Supplement to Proxy Statement for 2006 Annual Meeting of

Shareholders to be held on April 25, 2006

The following information supplements and amends the Proxy Statement of Marshall & Ilsley Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 25, 2006.

Malcolm M. Aslin, formerly the Chief Executive Officer of Gold Banc Corporation, Inc., joined the Board of Directors of the Company effective upon the closing of the Company’s acquisition of Gold Banc on April 1, 2006.  Mr. Aslin was appointed to the Board in accordance with the terms of the agreement and plan of merger relating to the transaction.  Biographical and other information regarding Mr. Aslin may be found in the Proxy Statement under the headings “Continuing Directors” and “Loans and Other Transactions with the Company.”

In addition, effective April 3, 2006, Mark F. Furlong, President of the Company and a nominee to serve as a Class I director, was appointed as acting Chief Financial Officer of the Company.  Mr. Furlong, who served as Chief Financial Officer of the Company from April 2001 to October 2004, will serve in that position until such time as the Company appoints his successor.

Finally, John W. Daniels, Jr. was inadvertently omitted from the list of independent directors of the Company on page 12 of the Proxy Statement under the heading “Corporate Governance Matters—Board of Directors.”  Mr. Daniels is an independent director under the standards described in the Proxy Statement.  Mr. Schaefer, who was included in the list, retired from the Company’s Board of Directors last year.

Except as supplemented and amended above, the Proxy Statement is unchanged.  This Supplement is being mailed to the Company’s shareholders entitled to vote at the meeting to be held on April 25, 2006.

The date of this Supplement is April 7, 2006.